UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2012

EDISON MISSION ENERGY

(Exact name of registrant as specified in its charter)

DELAWARE	333-68630	95-4031807
(State or other jurisdiction of	(Commission file	(I.R.S. employer
incorporation)	number)	identification no.)

3 MacArthur Place, Suite 100

Santa Ana, California 92707

(Address of principal executive offices, including zip code)

714-513-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report includes forward-looking statements. Edison Mission Energy (“EME”) has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside EME’s control. EME has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This current report should be read with EME’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent Quarterly Reports on Form 10-Q.

Item 8.01 Other Events.

On November 15, 2012, $97 million of interest payments were due on unsecured EME bonds maturing in 2017, 2019 and 2027.  EME elected not to make the November 15 interest payments at this time.  EME’s unsecured bonds generally provide for a 30-day grace period for interest payments before an event of default shall be deemed to have occurred.  If the interest payments are not made prior to the expiration of the grace period on December 17, 2012, then generally either the Trustee or the holders of not less than 25% in aggregate principal amount of the bonds may declare the entire principal amount of the bonds and the interest accrued thereon to be due and payable immediately.  EME’s failure to pay indebtedness under its unsecured bonds will likely result in EME’s filing for protection under Chapter 11 of the U.S. Bankruptcy Code.

EME and its parent, Edison International, continue to engage in discussions with the bondholders’ financial and legal advisors regarding potential restructuring transactions of EME.

By filing this Current Report on Form 8-K, EME makes no admission as to the materiality of any information in Item 8.01 of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Edison Mission Energy

Date:	November 15, 2012	/s/ Maria Rigatti
MARIA RIGATTI Senior Vice President and Chief Financial Officer